UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A/INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2006

Dear Shareholder,

The 2006 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at the Company’s headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 2, 2006, at 9:30 AM. The items of business at the meeting are:

•                  to elect Paula A. Johnson, William H. Longfield, Anthony Welters and Patrick J. Zenner, as Class I Directors, each for a term of three years, and to elect Jenne K. Britell as a Class III director for a two-year term; and

•                  to transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends a vote “FOR” the election of the Director nominees listed above.

Only shareholders of record at the close of business on Friday, March 24, 2006, are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.

You can vote by proxy on the Internet, or by dating, signing and returning the enclosed proxy in the enclosed envelope. It is important that your shares be represented and voted, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

JOHN R. GAILEY III

Vice President, General Counsel and Secretary

March 30, 2006

TABLE OF CONTENTS

General Information About the Meeting
Proxy Solicitation
Purpose of the Meeting
Shareholders Entitled to Vote
Shareholders of Record and Beneficial Owners
How to Vote
Changing Your Vote
Voting Requirements to Elect Directors
Voting on Other Matters
Governance of the Company
Governance Principles
Code of Business Conduct
Communicating With the Board
Recommending Candidates for the Board of Directors
Director Qualification Standards and Director Independence
Executive Sessions of Independent Directors and Chairman, Independent Directors
Board and Committee Membership
Audit Committee
Audit Committee Financial Experts
Compensation Committee
Nominating and Corporate Governance Committee
Finance Committee
2005 Compensation of Non-Employee Directors
Board and Committee Retainer Fees
Annual Meeting Fees
Stock Unit Awards
Stock Options
Deferred Compensation
Stock Ownership
Securities Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
The Company’s Largest Shareholders
Proposal Requiring Your Vote – Election of Directors
Nominees For Directors in Class I for Terms to Expire in 2009
Nominee for Director in Class III for Term to Expire in 2008
Continuing Class II Directors Whose Terms Expire in 2007
Continuing Class III Directors Whose Terms Expire in 2008
Report of the Compensation Committee on Executive Compensation
Overview of Compensation Philosophy and Program
Total Compensation
Salaries
Annual Incentive Compensation

i

Long-Term Incentive Compensation
Deferred Compensation Plan
Compensation of the Chief Executive Officer
Additional Information
Executive Compensation
Summary Compensation Table
Performance-Vesting Share Awards
Stock Option Grants
Retirement Plan
Equity Compensation Plans
Employment and Other Agreements
Performance Graph
Audit and Non-Audit Fees
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Audit Committee Report
Other Information
Shareholder Proposals for the 2007 Annual Meeting
Annex I – Corporate Governance Principles
Annex II – Director Qualification Standards

ii

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive

Lionville, Pennsylvania 19341

2006 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 2, 2006

PROXY STATEMENT

General Information About the Meeting

Proxy Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors of West Pharmaceutical Services, Inc. (“West,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at the Company’s 2006 Annual Meeting of Shareholders and at any adjournment or postponement. The meeting will be held on Tuesday, May 2, 2006, at 9:30 AM, at the Company’s headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341. These proxy materials are being mailed on or about March 30, 2006. We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, facsimile or other electronic means.

Purpose of the Meeting

At the Annual Meeting, shareholders will act on the matters outlined in the notice of meeting on the cover page of this Proxy Statement, including the election of Directors. In addition, management will report on the performance of the Company and respond to your questions.

Shareholders Entitled to Vote

You may vote at the meeting only if you were a shareholder of record at the close of business on March 24, 2006. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date. Each outstanding share of the Company’s common stock, par value $.25 per share, will be entitled to one vote on each matter considered at the meeting.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with West’s transfer agent, American Stock Transfer & Trust Co., you are considered, with respect to those shares, the “shareholder of record.”  The Notice of Annual Meeting, Proxy Statement, Annual Report and proxy card have been sent directly to you by West.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials and Annual Report referred to above have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for voting on the Internet.

How to Vote

You may vote using any of the following methods:

By Mail. Be sure to complete and sign the enclosed proxy card and return it in the pre-paid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

On the Internet. The Internet voting procedure is designed to authenticate votes cast by use of a personal identification number. The procedure allows shareholders to appoint a proxy and provide voting instructions and to confirm that their actions have been properly recorded. The website for Internet voting is www.voteproxy.com. Specific instructions to be followed are set forth on the enclosed proxy card. Please have your proxy card handy when you go online. Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 PM Eastern Time on May 1, 2006.

In Person at the Annual Meeting. If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the judge of elections with your ballot to be able to vote.

Changing Your Vote

Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Voting Requirements to Elect Directors

A quorum is necessary to take action at the meeting. A quorum means that shareholders of record holding at least a majority of the outstanding shares of the Company’s common stock are present, either in person or represented by proxy. As of the record date, 32,359,367 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors even if the broker does not receive voting instructions from you.

Directors will be elected by plurality vote. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Votes withheld from Director nominees, abstentions and broker non-votes are not considered to be “votes,” and therefore will have no effect on the outcome of the vote.

Voting on Other Matters

Other matters to be voted on at the meeting will be determined by a majority of the votes cast at the meeting. At the date this Proxy Statement was printed, we did not know of any other matters to be raised at the Annual Meeting. If other matters are properly presented for consideration, the persons named in your proxy card will have the discretion to vote on those matters for you.

Governance of the Company

West’s corporate governance leadership was recognized by Institutional Shareholders Services, which listed the Company in the Top Ten Corporate Governance Quotient Rankings in the Russell 3000 Index.

Governance Principles

Our Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are attached to this Proxy Statement as Annex I. All of West’s corporate governance materials, including the Corporate Governance Principles and Board committee charters, are published on our website at www.westpharma.com under the Investor – Corporate Governance captions. You may also receive a copy of these materials upon request from the Company’s Secretary. The Board of Directors regularly reviews corporate governance developments and modifies its Corporate Governance Principles and committee charters as warranted. Any modifications are reflected on our website.

All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Principles. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from West or any of its subsidiaries other than their directors’ compensation.

Code of Business Conduct

All of our employees, officers and directors are required to comply with the Company’s Code of Business Conduct and related corporate policies and procedures. The purpose of the Code of Business Conduct is to provide guidance to employees on how to recognize and resolve properly the ethical and legal issues they may encounter in conducting the Company’s business, to provide a way of reporting unethical conduct and to help promote a culture of honesty, integrity and fairness. The Code of Business Conduct and related policies and procedures cover basic principles and practices such as our commitment to product and service quality, accurate accounting records and financial reporting, conflicts of interest, the protection and use of Company property and information, and compliance with legal requirements applicable to our operations.

Employees are required to report any actual or apparent violations of the Code. The Code also provides for the anonymous submission of complaints or suspected violations of the Code that concern an accounting, internal accounting controls or auditing matter directly to the Audit Committee of the Board, as required by the Sarbanes-Oxley Act of 2002.

The full text of the Code of Business Conduct can be found on our website at www.westpharma.com under the Investor – Corporate Governance captions. A printed copy of the Code may also be obtained upon request from the Company’s Secretary. There have been no waivers of the Code.

Communicating with the Board

Shareholders can communicate with the Chairman, Independent Directors or the non-management Directors as a group by sending a letter addressed as follows:

The Board of Directors

c/o John R. Gailey III

Vice President, General Counsel and Secretary

West Pharmaceutical Services, Inc.

101 Gordon Drive

Lionville, PA  19341

Communications to a particular Director should be addressed to that Director at the address shown above. The Vice President, General Counsel and Secretary maintains a log of all communications received by the Board of Directors through this process. Communications to specific Directors are forwarded to those Directors. All other communications to the Board are transmitted directly to the Chairman, Independent Directors who makes the determination as to whether these messages should, in turn, be forwarded to a particular Board committee or to management for further handling.

Recommending Candidates for the Board of Directors

The Nominating and Governance Committee serves as our Nominating Committee. To identify new, non-management director candidates, the Nominating Committee considers individuals suggested or recommended from a variety of sources, including Nominating Committee members, other members of the Board, members of management, customers, suppliers, advisors to the Board and the Company’s security holders. The Nominating Committee has not in the past employed a third-party search firm, but it reserves the right to do so should it deem it appropriate. All persons recommended for nomination to the Board, regardless of the source of the recommendation, are evaluated in the same manner by the Nominating Committee.

Any recommendations for director candidates should be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee at the address listed above. The written recommendation must contain or be accompanied by the following information:

•                        the name and address of the nominating shareholder as they appear on the Company’s books;

•                        the number and class of shares of the Company that are beneficially owned by the nominating shareholder;

•                        as to each recommended nominee: (1) his or her name, age, business address and, if known, residence address, (2) his or her principal occupation or employment, (3) the number and class of the Company’s securities beneficially owned by him or her, (4) information necessary to determine if such recommended nominee is an “independent director” as outlined in the Company’s Bylaws and (5) any other information regarding the recommended nominee that is required to be included in a proxy statement filed with the SEC;

•                        a description of all arrangements or understandings among the shareholder and each recommended nominee and any other persons pursuant to which the recommended nomination is to be made by the nominating shareholder;

•                        the consent of each recommended nominee to serve as a Director of the Company if so elected; and

•                        reasons that the person recommended would be a desirable member of the Board.

The Board believes that diversity and a mix of backgrounds and expertise among members of the Board collectively enhances its ability to understand issues and challenges facing the Company. The particular background, experience or expertise required in this mix may vary from time to time.

Director Qualification Standards and Director Independence

Pursuant to New York Stock Exchange requirements, our Board of Directors has adopted a formal set of categorical Director Qualification Standards with respect to the determination of Director independence, which meet, and in some cases exceed, the listing standards of the New York Stock Exchange. The Director Qualification Standards regarding Director independence are attached to this Proxy Statement as Annex II.

In accordance with these Standards, the Board undertook its annual review of Director independence. During the review, The Board considered transactions and relationships between each Director and member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered charitable contributions to not-for-profit organizations of which our Directors or immediate family members are executive officers, none of which approached the levels set forth in our Director Qualification Standards. As a result of this review, the Board affirmatively determined that all of the Directors, including those nominated for election at the Annual Meeting, are independent of the Company and its management, with the exception of Dr. Morel, the Chairman and CEO of the Company.

Executive Sessions of Independent Directors and Chairman, Independent Directors

Executive sessions or meetings of outside non-management Directors without management present are held regularly to conduct a self-assessment of the Board’s performance and to review management’s strategy and operating plans, the criteria by which the Chairman and CEO and other senior executives are measured, the performance of the Chairman and CEO against those criteria, and any other relevant topics. Last year, outside Directors held six executive sessions.

One independent Director is designated as “Chairman, Independent Directors.”  The Chairman, Independent Directors confers with the Chief Executive Officer on the Board’s agenda items and information requirements. He also calls meetings of the independent Directors and presides at executive sessions of the independent Directors. Mr. Longfield is the current Chairman, Independent Directors.

Board and Committee Membership

The Company is governed by our Board of Directors. All Directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. Under the Company’s Corporate Governance Principles, each Director is expected to attend the Annual Meeting of Shareholders unless prevented from doing so by illness or emergency.

During 2005, the Board met six times and had four Committees: an Audit Committee; a Compensation Committee; a Finance Committee; and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of these committees, copies of which are posted on the Company’s website, www.westpharma.com, under the Investor – Corporate Governance captions. You may obtain a printed copy of each committee’s charter upon request from the Company’s Secretary. The following table provides 2005 membership and meeting information for each of the Board committees:

Director	Audit	Compensation	Nominating and Corporate Governance	Finance
Tenley E. Albright			X
Jenne K. Britell
George W. Ebright	X			X
L. Robert Johnson		X*	X
Paula A. Johnson
William H. Longfield		X	X*
Donald E. Morel, Jr.
John P. Neafsey	X			X*
Anthony Welters		X
Geoffrey F. Worden	X*			X
Robert C. Young			X
Patrick J. Zenner	X			X
Number of 2005 meetings:	11	3	5	5

* Chairman

Audit Committee. The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the independence and qualifications of the Company’s independent registered public accounting firm; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the compliance by the Company with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things:

•                  Reviews and discusses the Company’s annual and quarterly financial statements with management and the independent registered public accounting firm;

•                  Manages the relationship between the Company and the independent registered public accounting firm, including: having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming the independence of the independent registered public accounting firm; and

•                  Oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Financial Experts

The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Mr. Zenner currently serves on the audit committees of four other public companies. The Board has determined that his simultaneous service on the other audit committees does not impair his ability to effectively serve on the Company’s Audit Committee.

Compensation Committee. The Compensation Committee’s responsibilities include monitoring the effectiveness of the Company’s executive compensation programs in achieving the Board’s compensation philosophy; reviewing and approving corporate goals and objectives relevant to the Chairman and CEO’s compensation and evaluating his performance against those goals and objectives; and, either as a committee or together with the other independent Directors, determining and approving the Chairman and CEO’s compensation level based on that evaluation. The Committee also makes recommendations to the Board with respect to incentive and equity-based compensation plans. In overseeing the administration of those plans, the Compensation Committee approves all grants and awards to executive officers, establishes performance goals and determines whether or not such goals have been attained. Each year, the Committee produces a report on executive compensation, which is contained in this Proxy Statement under the heading “Report of the Compensation Committee on Executive Compensation.”   In carrying out its responsibilities, the Committee is authorized to engage, and has engaged, outside advisors to consult with it as the Committee deems appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies qualified individuals to serve as Board members; recommends nominees for director and officer positions; determines the appropriate size and composition of the Board and its committees; monitors a process to assess Board effectiveness; and considers matters of corporate governance, including developing and recommending to the Board a set of effective corporate governance principles applicable to the Company. After review by the independent Directors, this Committee formally recommends to the Board a successor to the Chief Executive Officer.

Finance Committee. The Finance Committee serves as the Board’s liaison with management on important financial transactions and financial-policy matters. This Committee consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures and capital-expenditure requests. This Committee also monitors the performance of the Company’s savings and retirement plan investment committee.

2005 Compensation of Non-Employee Directors

Annual compensation for non-employee Directors is comprised of cash compensation, in the form of an annual retainer, meeting and committee fees, and annual grants of non-qualified stock options and stock-equivalent units. The total 2005 compensation of our non-employee Directors is shown in the following table.

Name	Annual Board/Committee Retainer(1)	Board Meeting Fees	Committee Meeting Fees	Option Grants(2)	Stock Unit Grants(3)	Total
Dr. Albright	$20,000	$9,000	$5,000	$51,872	$55,130	$141,002
Dr. Britell	1,667	—	—	19,818	22,086	43,571
Mr. Ebright	20,000	9,000	16,000	51,872	55,130	152,002
Mr. Johnson	22,625	9,000	8,000	51,872	55,130	146,627
Dr. Johnson	5,000	3,000	—	29,484	30,240	67,724
Mr. Longfield	28,500	9,000	8,000	51,872	55,130	152,502
Mr. Neafsey	23,500	9,000	16,000	51,872	55,130	155,502
Mr. Welters	20,875	9,000	3,000	51,872	55,130	139,877
Mr. Worden	25,000	9,000	16,000	51,872	55,130	157,002
Dr. Young	20,000	7,500	4,000	51,872	55,130	138,502
Mr. Zenner	20,000	6,000	16,000	51,872	55,130	149,002

(1)          Includes retainer associated with chairing a Board committee.

(2)          Present value of stock option awards is based on the grant date fair value estimated by the Company for financial reporting purposes (ranging from $7.34 to $8.39 per share). The amounts shown include 6,400 stock options issued to each Director, except for Dr. Britell and Dr. Johnson who were first appointed to the Board in the fourth quarter of the year, and therefore awarded a prorated number of options based on their respective appointment dates. Dr. Johnson was awarded 3,900 stock options and Dr. Britell was awarded 2,700 stock options.

(3)          Stock units are valued by multiplying the number of units granted by the closing price of the Company’s common stock on the grant date as described below under the heading “Stock Unit Awards.”  The amounts shown include 2,000 units issued to each Director other than Dr. Britell and Dr. Johnson. Dr. Johnson received 1,200 stock units and Dr. Britell received 900 stock units, each reflecting a prorated award based on their respective appointment dates.

Annual Board and Committee Retainer Fees. Non-employee Directors receive an annual cash retainer of $20,000. The Chairman, Independent Directors also receives an additional annual retainer of $10,000. The chair of a Board committee (other than the Audit Committee) receives an annual retainer of $3,500. The Chairman of the Audit Committee receives an annual retainer of $10,000.

Meeting Fees. Non-employee Directors receive a fee of $1,500 for attending each Board meeting and a fee of $1,000 for attending each committee meeting.

Stock Unit Awards. Under the Company’s 2004 Stock-Based Compensation Plan, each non-employee Director receives an annual award of 1,000 stock-equivalent units on the day following our Annual Meeting, provided the Director continues to serve as a Director through the next Annual Meeting. Non-employee Directors who are appointed between meetings are granted a prorated award based on the date of their appointment. The units are credited to an account under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors. When dividends are paid on common stock, additional stock-equivalents are credited to each Director’s account as if those dividends were used to purchase additional shares. The balance in the account is payable in cash when the recipient ceases to be a Director. See the discussion under “Deferred Compensation” below.

In 2005, the stock-equivalent unit awards were adjusted to account for the Company’s 2004 stock-split. As a result, each non-employee Director, other than Dr. Johnson and Dr. Britell, was awarded an additional 1,000 stock-equivalent units. The total value of the awards at the time of grant was $55,130 as measured by the closing stock price of West stock on the grant dates ($26.63 on April 27, 2005 and $28.50 on June 28, 2005). Because Dr. Johnson and Dr. Britell first joined the Board during 2005, they each received a prorated number of stock units. Dr. Johnson was granted 1,200 units on November 22, 2005, with a value of $30,240 (based on the closing stock price of $25.20 on the grant date), and Dr. Britell was granted 900 units on December 13, 2005, with a value of $22,086 (based on the closing stock price of $24.54 on the grant date).

Stock Options. Under the 2004 Stock-Based Compensation Plan, each year, on the day following the Annual Meeting, each non-employee Director who continues to serve as a Director following the meeting is granted a non-qualified stock option to purchase 3,200 shares. In 2005, the grants were adjusted to account for the Company’s two-for-one stock split in 2004. As a result, all of our non-employee Directors, other than Dr. Johnson and Dr. Britell, received an additional stock option grant of 3,200 shares. The total value of the stock options at the time of grant was $51,872, based on the grant date fair value estimated by the Company for financial accounting purposes ($7.82 and $8.39 per share). Dr. Johnson received a stock option to purchase 3,900 shares, with an estimated grant date fair value of $29,484 (or $7.56 per share) and Dr. Britell received a non-qualified stock option to purchase 2,700 shares, with an estimated grant date fair value of $19,818 (or $7.34 per share). Each option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant, vests one year from the date of grant and expires ten years from the date of grant.

Deferred Compensation. Under the Company’s Non-Qualified Deferred Compensation Plan for Non-Employee Directors,  non-employee Directors may defer all or a part of their annual cash retainers and meeting fees until they cease to be Directors. At a Director’s election, the deferred fees may be credited to an account that earns interest at the prime rate of the Company’s principal commercial bank or a stock-equivalents account. Amounts credited to the stock-equivalents account are converted into common stock-equivalent units based on the fair market value of one share of the Company’s common stock on the last day of the quarter. Upon termination of Board service, the Director receives a cash payment equal to the balance in the interest-bearing account and the value of the stock-equivalents account, which is determined by multiplying the number of stock-equivalents in the account by the fair market value of one share of West common stock on the date of termination.

Stock Ownership

Securities Ownership of Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2006 by our Directors, each Named Executive Officer listed in the Summary Compensation Table and the number of shares beneficially owned by all of our Directors and executive officers as a group. The table also includes information about performance-vesting restricted shares and stock-equivalent units credited to accounts of our Directors and executive officers under various compensation and retirement plans.

No Director or officer beneficially owns more than 1% of our outstanding common stock, except for Dr. Morel, who beneficially owns 2.27%. All Directors and officers as a group beneficially own 6.51% of the outstanding shares. Shares underlying stock options exercisable within 60 days of March 15, 2006 are treated as beneficially owned by the individual and as outstanding when computing the percentages owned by the individual and the group.

Name	Common Stock(1)		Stock-Equivalent Units(2)	Options Exercisable Within 60 Days
Tenley E. Albright	37,179	(3)	15,215	30,586
Linda R. Altemus	21,884		—	40,050
Jenne K. Britell	—		900	—
George W. Ebright	5,856		16,548	30,800
Steven A. Ellers	93,111		—	276,700
William J. Federici	21,258		—	116,800
L. Robert Johnson	15,000		19,286	30,800
Paula A. Johnson	—		1,200	—
Robert J. Keating	23,564		—	77,750
William H. Longfield	5,000		44,434	30,800
Donald E. Morel, Jr.	124,515		—	627,287
John P. Neafsey	23,100		52,339	6,400
Anthony Welters	600		14,115	30,800
Geoffrey F. Worden	7,524		30,871	30,800
Robert C. Young	5,500		11,123	14,800
Patrick J. Zenner	—		5,121	20,300
All Directors and executive officers as a group (21)	512,817	(3)	211,058	1,704,905

(1)          With respect to executive officers, includes (i) shares held in participant accounts under the Company’s Savings Plan, Non-Qualified Deferred Compensation Plan for Designated Officers, 2003 Employee Stock Purchase Plan and Discounted Stock Purchase Plan, and (ii) restricted shares awarded under various Company incentive compensation plans as follows:

	Savings Plan	Officer Deferred Compensation Plan	Stock Purchase Plan	Discounted Stock Purchase Plan	Restricted Shares Awarded Under Various Plans
Dr. Morel	775	12,590	2,779	—	4,276
Mr. Ellers	2,805	18,612	4,675	—	4,386
Mr. Federici	—	8,315	2,455	—	1,736
Mr. Keating	—	—	2,712	—	958
Ms. Altemus	1,400	4,887	—	885	1,214
All Directors and executive officers as a group	17,705	63,090	28,421	885	19,192

(2)          As of March 15, 2006, these units are held under the Company’s Non-Qualified Deferred Compensation Plan for Non-Employee Directors. The value of a Director’s unit account is measured by the price of our common stock. This number also includes the following number of units resulting from the conversion into units of retirement benefits under the Company’s Retirement Plan for Non-Employee Directors upon that plan’s termination in May 1999: Dr. Albright – 2,470 units; Mr. Ebright – 3,035 units; Mr. Johnson – 4,196 units; Mr. Longfield – 1,547 units; Mr. Neafsey – 4,792 units; Mr. Welters – 357 units; and Mr. Worden – 2,410 units.

(3)          Includes 30,027 shares held by the Company’s charitable foundation. Dr. Albright and Richard D. Luzzi, an executive officer of the Company, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and dispositive power over those shares. Dr. Albright and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in West shares with the SEC. Based on our records and other information, we believe that all of our Directors and officers who are subject to Section 16 met all applicable filing requirements, with the exception of Ms. Altemus, who filed two different late reports. One of Ms. Altemus’ late filings related to the exercise of an option and the subsequent sale of the shares and the other related to a sale of shares of the Company’s common stock.

The Company’s Largest Shareholders

The following table contains information about persons who beneficially owned more than 5% of our common stock as of December 31, 2005. Except as indicated below, the beneficial owners have sole voting and dispositive power over the shares shown opposite their names. This table was compiled from Securities and Exchange Commission reports.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Franklin Advisory Services, LLC One Parker Plaza, Sixteenth Floor Fort Lee, NJ 07024	3,693,973	(1)	11.7%

Private Capital Management Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd. Suite 500 Naples, FL 34108	2,482,674	(2)	7.8%

Wilmington Trust Corporation 1100 North Market Street Wilmington, DE 19890	2,284,525	(3)	7.2%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,787,009	(4)	5.63%

(1)          Based on information set forth in a Schedule 13G/A filing made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC dated February 2, 2006. FRI has sole voting power with respect to 3,689,973 shares and shared dispositive power with respect to 3,693,973 shares. Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule. They disclaim the existence of a group.

(2)          Based on information set forth in a Schedule 13G filing made by Private Capital Management (“PCM”), Bruce S. Sherman and Gregg J. Powers dated February 14, 2006. Mr. Sherman is CEO of PCM and Mr. Powers is President of PCM. In these capacities, Messrs. Sherman and Powers exercise shared dispositive power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by PCM’s clients and disclaim the existence of a group. Mr. Sherman and Mr. Powers as, respectively, the CEO and President of PCM, exercise shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion.

(3)          Based on information set forth in a Schedule 13G/A filing made by Wilmington Trust Corporation (“WTC”),  dated February 14, 2006. WTC, together with its affiliates Wilmington Trust Company and Wilmington Trust Federal Savings Bank, has (i) sole voting power with respect to 1,851,839 shares, (ii) sole investment power with respect to 879,240 shares and (iii) shared investment power with respect to 432,686 shares.

(4)          Based on information set forth in a Schedule 13G filing made by Lord, Abbett & Co. LLC dated February 1, 2006.

PROPOSAL REQUIRING YOUR VOTE —

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each year, the Directors in one class are elected to serve a three-year term. We may increase or decrease the size of the Board, elect Directors to fill vacancies on the Board and assign Directors to a class. Under that authority, in October 2005 we elected Paula A. Johnson to the Board as a Class I Director and increased the size of the Board to 11 from 10, and in December 2005 we elected Jenne K. Britell to the Board as a Class III Director and increased the size of the Board to 12 from 11.

We have nominated Paula A. Johnson, William H. Longfield, Anthony Welters and Patrick J. Zenner for election as Class I Directors and Jenne K. Britell for election as a Class III director. As a Class III director, Dr. Britell will serve for a two-year term. All of the nominees have agreed to be named and to serve if elected. If any nominee becomes unavailable, which the Board does not expect, the Board’s Nominating and Corporate Governance Committee will recommend to the Board a replacement nominee. The Board may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

Nominees For Directors in Class I  For Terms to Expire in 2009

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Paula A. Johnson, M.D., MPH Age 46 Director since 2005

Dr. Johnson is a cardiologist and is the Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital. She is also an Associate Professor at Harvard Medical School.

William H. Longfield Age 67 Director since 1995

Mr. Longfield is the retired Chief Executive Officer and Chairman of the Board of C. R. Bard, Inc., a medical device manufacturer. He is also a director of Horizon Health Corporation and Applera Corporation. He is a trustee of Atlantic Health System.

Anthony Welters Age 51 Director since 1997

Mr. Welters is President and Chief Executive Officer of AmeriChoice Corporation, a United Health Group Company. Mr. Welters is Vice Chair of New York University, Chairman of Morehouse School of Medicine and a director of C. R. Bard, Inc. Mr. Welters is a Trustee of the New York University School of Medicine and School of Law and the Library of Congress. He is also a member of the Council of the National Museum of African American History and Culture.

Patrick J. Zenner Age 59 Director since 2002

Mr. Zenner is the retired President and Chief Executive Officer of Hoffmann-La Roche Inc. Mr. Zenner is a member of the Board of Directors of ArQule, Inc., Dendrite International, Inc., Praecis Pharmaceuticals Inc., Geron Corporation, Exact Sciences Corporation, First Horizon Pharmaceutical Corporation, Xoma Ltd. and CuraGen Corporation, where he also serves as interim Chief Executive Officer.

Nominee For Director in Class III For a Term to Expire in 2008

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Jenne K. Britell, Ph.D. Age 63 Director since 2005

Dr. Britell is Chairman and CEO of Structured Ventures, Inc. (advisors to private equity and venture-capital firms). She is also the Senior Advisor to eBay and its PayPal subsidiary for financial services. Previously, Dr. Britell was a senior executive with GE Capital, most recently as President of Global Commercial and Mortgage Banking and Executive Vice President of Global Consumer Finance. Dr. Britell is a trustee of Fox Chase Cancer Center and a director of Aames Investment Corporation, Crown Holdings, Inc., Lincoln National Corporation, U.S.-Russia Investment Fund and Quest Diagnostics Incorporated.

The Board of Directors unanimously recommends a vote “FOR” the election of these nominees as Directors.

Continuing Class II Directors Whose Terms Expire in 2007

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

George W. Ebright Age 68 Director since 1992

Mr. Ebright is the retired Chairman of the Board and Chief Executive Officer of Cytogen Corp., a biotechnology pharmaceutical company, and prior to that, retired as President and Chief Operating Officer of SmithKline Beecham. He is a director of Nabi and Arrow International Incorporated.

L. Robert Johnson Age 64 Director since 1989

Mr. Johnson is Managing Partner of Founders Capital Partners, a venture capital angel group. He is a director of CrystalVoice Communications, Inc. and Chairman of the Board of HealthBanks Inc. Mr. Johnson is a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Scholarship Foundation of Santa Barbara.

John P. Neafsey Age 66 Director since 1987

Mr. Neafsey is President of JN Associates, an investment consulting firm. He is Chairman of the Board of Alliance Resources, LP and Constar, Inc. He is also lead director of NES Rentals, Inc. Mr. Neafsey is a trustee emeritus and presidential counselor of Cornell University and an overseer of Weill/Cornell Medical College.

Geoffrey F. Worden Age 66 Director since 1993	Mr. Worden is President of South Street Capital, Inc., a consulting and investment company. Mr. Worden is a director of Princess House, Inc. and New York City Outward Bound.

Continuing Class III Directors Whose Terms Expire in 2008

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Tenley E. Albright, M.D. Age 70 Director since 1993

Dr. Albright is a physician and surgeon, a faculty member at Harvard Medical School and Chairman of Western Resources, Inc. (a real estate holding company). She is a director of State Street Bank and Trust Company, State Street Corporation, and the Whitehead Institute for Biomedical Research. She is Consultant to, and formerly Chairman of, the Board of Regents of the National Library of Medicine at the National Institutes of Health. She is a member of the corporation of Woods Hole Oceanographic Institution and is on the surgical staff of the New England Baptist Hospital.

Donald E. Morel, Jr., Ph.D. Age 48 Director since 2002

Dr. Morel has been Chairman of the Board of the Company since March 2003 and our Chief Executive Officer since April 2002. He was our President from April 2002 to June 2005, Chief Operating Officer from May 2001 to April 2002, Division President, Drug Delivery Systems from October 1999 to May 2001, and prior thereto, Group President.

Robert C. Young, M.D. Age 66 Director since 2002

Dr. Young is President of Fox Chase Cancer Center. He is the Chairman of the Board of Scientific Advisors of the National Cancer Institute and serves on the Board of Directors of Human Genome Sciences. Dr. Young also is a Past President of the American Cancer Society and former member of the National Cancer Policy Board of the Institute of Medicine.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee reviews and approves the compensation programs for the Chairman and CEO and other executive management, including the Named Executive Officers named in the Compensation Table on page 16, and approves every compensation action for them. The Committee’s compensation decision for the Chairman and CEO is submitted to the independent Directors for ratification. The Committee also oversees the administration of the Company’s incentive and stock-based compensation plans, and regularly evaluates the effectiveness of our overall executive compensation programs. Incentive awards based on the Company’s stock are made under the Company’s 2004 Stock-Based Compensation Plan, which our shareholders approved in 2004. The Committee has retained an outside compensation consultant to assist it in its decisions.

Overview of Compensation Philosophy and Program

The goal is to develop executive compensation policies and practices that attract and retain the highest caliber executives, closely link executive compensation and Company financial performance, on both a short-term and long-term basis, and align management and shareholder interests through increased management stock ownership.

The major components of compensation are: base salary; annual incentive awards; and long-term compensation. Annual incentive awards are made in a combination of cash and shares of the Company’s common stock, and the long-term incentive program includes performance-vesting share awards and stock options.

Total Compensation

The Committee generally looks to set total executive compensation levels (salary, target bonus levels and target long-term incentive award opportunities) at the 50th percentile of comparable positions. Each year, the Committee benchmarks the Company’s executive compensation by comparing the compensation of the Company’s senior management with competitive market compensation data. The benchmarking exercise is undertaken with the assistance of the Committee’s outside compensation consultant. The market compensation data is compiled by the consultant from its own proprietary compensation surveys and databases of healthcare companies, size-adjusted by the consultant to reflect the Company’s approximate revenue.

The Committee considers other factors when making individual compensation decisions. Those factors include relative experience and length of service, performance reviews and the Company’s recent financial performance. The Committee also considers recommendations from the Chairman and CEO regarding total compensation for those executives reporting directly to him.

Salaries

The 2005 salaries of the Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table. The Committee reviews the base salaries of the executive officers each year and at the time of a promotion or other change in responsibilities. Salary increases are based on the Committee’s subjective evaluation of such factors as the level of pay compared to market data, the executive’s performance review, experience level and the relationship of base salary to total compensation. The senior management team received an average salary increase of 2.75% in 2005.

Annual Incentive Compensation

Annual incentives are awarded under the Company’s Management Incentive Bonus Program, which provides for the payment of a bonus based on the achievement of annual financial-performance targets. The Committee determines the performance measures and other terms and conditions of awards for executive officers covered under this program. Payouts under this program are made in a combination of cash and shares of common stock, both restricted and unrestricted. For 2005, 65% of the bonus opportunity at the corporate level was based on an earnings-per-share (“EPS”) target, with 35% of the opportunity based on a corporate cash flow performance target. At the division level, 25% of the bonus opportunity was based on EPS, with 75% of the payouts based on achievement of division-level financial performance targets. The targets may be adjusted for events and circumstances that are unusual in nature or that occur infrequently.

A full payout is made if the performance goals are met, with higher payouts for exceeding goals and lower payouts for falling short of targets. No payout is made if actual performance is below 85% of targeted performance. Payouts are capped at 150% of the target bonus opportunity.

Each participant’s target bonus opportunity is measured as a percentage of base salary, ranging from 40% to 65% for senior management other than the Chairman and CEO. The Chairman and CEO’s target bonus opportunity is 75% of his base salary. At least 25% of the net, after-tax amount of senior executives’ bonuses is paid in shares of common stock (“Bonus Shares”), although executives may elect to have a higher percentage paid in stock. In addition, each executive receives an additional 25% of the number of Bonus Shares in the form of restricted stock (“Incentive Shares”), which vest over a four-year period, so long as the executive retains the original Bonus Shares. The balance of bonuses is paid in cash.

In June 2005, the Committee raised the EPS target to account for the expected financial impact of The Tech Group acquisition. At that time, the Committee also adjusted targets for division-level Plan participants who were to be directly involved in managing the Tech Group operations. After the year-end financial results were finalized, the Committee decided to measure the division-level participants on their original targets rather than the Tech Group-adjusted targets. The Committee considered this action appropriate because the affected participants were not in a position to directly affect Tech Group performance due to delays in the transition of management control. No adjustments were made in the revised EPS target.

For 2005, the Company achieved 100.7% of its EPS target and 108.4% of its cash flow target for a combined payout of 104.5% of the target bonus opportunity at the corporate level. The annual incentive awards paid to each of the Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table. Information about the number and value of Incentive Shares is contained in footnote 2 to that Table.

Long-Term Incentive Compensation

Long-term incentive compensation is intended to align management and shareholder interests (through stock options that only have value if the market price of the stock rises); promote achievement of long-term performance goals (through performance-based share awards); and encourage executive retention (through time-vested stock options and restricted stock). Long-term incentive awards are divided evenly between stock options and performance-vesting restricted share awards. The total incentive opportunity is set to approximate the 50th percentile of comparable compensation based on executive compensation data developed by the Committee’s independent compensation consultant, subject to the terms of the 2004 Stock-Based Compensation Plan. The Black-Scholes method is used to determine the number of stock option shares, and the number of performance-vesting restricted shares is determined by reference to the fair market value of the stock on the date of grant.

Stock options vest in equal installments over a four-year period, while performance-vesting share awards are contingent on achievement of the performance criteria established for each of the following long-term measures: compound annual revenue growth and average return on invested capital. Each measure is weighted equally. The percentage of performance shares that vests in each year varies according to the achievement of the goals in each of the plan years. No vesting occurs if the actual performance of the Company falls below 70% of the targeted performance.

The Named Executive Officers were awarded the number of stock options shown in the table headed “Option Grants in 2005.”  The number of performance-vesting restricted shares that the Named Executive Officers may earn at the end of the three-year performance period 2005-2007 is shown in the table headed “Long-Term Incentive Plan Awards in 2005.”  The payout from the program can range from zero to 200% of the target awards based on actual performance versus the targeted performance over the period. The total number of shares earned by each of the Named Executive Officers for the performance period ending December 31, 2005 is shown in footnote 3 to the “LTIP Payouts” column of the Summary Compensation Table.

Deferred Compensation Plan

U.S.-based executives may defer up to 100% of their salary and bonus, whether cash or stock, under the Company’s Non-Qualified Deferred Compensation Plan for Designated Officers. The Company contributes to the plan an amount equal to 50% of the first 6% of base salary that an eligible participant defers. Any cash compensation deferred by participants under the plan may be invested in an array of investment funds, while Company contributions, and any stock bonus deferred by the participant, are invested in shares of the Company’s common stock. Company matching contributions vest over a five-year period. All distributions are payable at the time of employment termination.

Compensation of the Chief Executive Officer

In April 2005, Dr. Morel’s annual base salary was set at $625,000, equal to the 50th percentile of the market data compiled by the Committee’s consultant. His new salary represented an increase of 19% from his prior base salary of $525,013. The Committee believes this level of pay is appropriate because of Dr. Morel’s leadership role in achieving the Company’s outstanding performance both strategically and financially. The Committee also considered his prior salary level to be below the mid-point range of comparably paid executive positions and believes the new level to be appropriate from a management retention standpoint.

Dr. Morel received an annual bonus of $489,882 for 2005, representing 104.5% of his target bonus opportunity, or 78.4% of his base salary. Dr. Morel’s bonus was paid in the form of $367,411 in cash and the award of 3,758 Bonus Shares. He also received an award of 940 Incentive (restricted) Shares that vest over a four-year period. Of the total grant of performance-vesting restricted shares for the 2004 performance period, Dr. Morel earned 31,748 shares which became vested in 2005. This vested percentage represents achievement of 100% of the 2004 revenue growth target and 85.9% of the return-on-invested-capital target. Of the 31,748 vested shares, the 2004 Stock-Based Compensation Plan provides that no more than $500,000 of the award (as measured by the fair market value of the Company’s stock on the date of grant) may be paid in any performance period. Therefore, the portion of Dr. Morel’s award that exceeds this annual $500,000 limitation will not be payable until the date of Dr. Morel’s termination, or, if earlier the date that the annual $500,000 limitation is increased. The Committee is currently considering a recommendation to the full Board that the Plan be amended to increase the annual $500,000 limitation.

During 2005, the Committee also approved a long-term incentive award to Dr. Morel consisting of an option grant of 95,183 stock options and 25,961 performance-vesting restricted shares in respect of the three-year performance period 2005-2007. The size of the award was set to approximate the 50th percentile based on comparable compensation data. The actual number of performance-vesting restricted shares that Dr. Morel would receive will depend on the actual performance of the Company versus the performance goals over the performance period. The timing of the distribution of this award will depend upon the annual limitation on the amount of awards that can be paid to any individual.

Additional Information

Stock Ownership Goals. To further align management and shareholder interests, the Committee has developed share-ownership goals for senior management. These goals call for executive officers to own common stock with a market value equal to specified multiples of the executive’s base salary, ranging from 200% of base salary for senior executives to 500% of base salary for the Chief Executive Officer. The Committee would like executives to reach their goal within five to seven years of attaining their position and annually reviews each executive’s progress.

Deductible Compensation Under the Tax Laws. Under section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer and its four most-highly compensated executive officers other than the chief executive officer. “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.

The Board of Directors has taken action to ensure that awards of stock options, Bonus and Incentive Shares under the Company’s incentive plans will be treated as qualified performance-based compensation and, therefore, remain tax deductible by the Company. The Committee has not adopted a policy requiring all compensation to be deductible.

L. Robert Johnson, Chairman

William H. Longfield

Anthony Welters

EXECUTIVE COMPENSATION

Summary Compensation Table

Long-Term Compensation Awards
		Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary		Bonus(1)	Other Annual Compensation		Restricted Stock Awards(2)	Number of Stock Options	LTIP Payouts(3)	All Other Compensation(4)

Dr. Morel Chairman of the Board and Chief Executive Officer	2005 2004 2003	$592,524 535,789 482,902		$489,882 369,563 545,510	$15,098 15,324 10,875		$30,343 23,359 11,288	95,183 136,000 120,000	$631,375 — —	$39,946 36,490 22,611

Mr. Ellers President and Chief Operating Officer	2005 2004 2003	345,783 319,869 296,394		289,509 195,197 229,524	10,974 7,802 6,439		35,863 24,677 13,709	40,000 53,400 80,000	323,646 — —	29,298 26,709 13,904

Mr. Federici Vice President and Chief Financial Officer	2005 2004 2003	364,492 368,096 121,179		192,285 187,536 171,275	11,303 5,557 —		11,911 23,695 3,919	18,000 24,600 100,000	147,934 — —	18,755 64,571 4,507

Mr. Keating President, Europe and Asia Pacific, Pharmaceutical Systems Division	2005 2004 2003	284,868 319,125 279,573	(5) (5) (5)	197,117 172,006 214,066	195,623 234,885 235,062	(5)(6) (5)(6) (5)(6)	6,100 5,762 3,170	13,000 17,000 50,000	101,422 — —	51,350 57,551 43,622	(5) (5) (5)

Ms. Altemus Vice President and Chief Compliance Officer	2005 2004 2003	262,398 264,542 245,680		110,339 97,031 129,851	7,596 6,990 3,779		6,843 6,150 3,379	11,000 14,600 15,000	87,830 — —	17,154 17,255 12,384

(1)          The Bonus column includes the value of any Bonus (unrestricted) Shares awarded under the 2004 Stock-Based Compensation Plan, but not the value of any Incentive (time-vested restricted) Shares. Incentive-Share awards for these years are reflected in the Restricted Stock Awards column. Bonuses are paid in the year following the year in which they are earned.

(2)          The amounts shown in this column represent the dollar value of Incentive Shares (time-vested restricted stock) awarded to the Named Executive Officers. Incentive-Share awards are made in the year following the year in which they are earned and vest 25% per year for four years from the date of grant. Dividends are paid on restricted stock and reinvested in additional shares. On February 24, 2006, the following number of Incentive Shares were awarded in respect of 2005 performance: Dr. Morel – 940 shares; Mr. Ellers – 1,111 shares; Mr. Federici – 369 shares; Mr. Keating – 189 shares; and Ms. Altemus – 212 shares. The values are determined by multiplying the number of Incentive Shares awarded by the closing price of our common stock ($32.28) on the award date.

The following table contains information on all of the restricted stock held by the Named Executive Officers at December 31, 2005. Values are determined by multiplying the number of shares by $25.03, the December 30, 2005 closing price per share of our common stock on the New York Stock Exchange.

Name	Total Number of Restricted Shares Held at Fiscal Year-End	Current Market Value of Restricted Shares Held

Dr. Morel	3,336	$83,500
Mr. Ellers	3,275	81,973
Mr. Federici	1,367	34,216
Mr. Keating	769	19,248
Ms. Altemus	1,002	25,080

(3)          Represents the dollar market value of performance-vesting shares earned by each Named Executive Officer for the 2004 performance period and paid in 2005. The value is based on the closing price of West common stock ($25.84) on the New York Stock Exchange on the day before the payout. The number of performance-vesting shares, including additional shares earned by deemed dividend reinvestment during the performance period, paid to each Named Executive Officer was as follows:  Dr. Morel – 24,434 shares; Mr. Ellers – 12,525 shares; Mr. Federici – 5,725 shares; Mr. Keating – 3,925 shares; and Ms. Altemus – 3,399 shares.

(4)          Individual components of All Other Compensation include the following:

Name	Year	Company Dividend Match Under Savings Plan	Company Contributions Under Officer Deferred Compensation Plan	Value of the Discount Under Employee Stock Purchase Plan	Company Premium Payments for Executive Medical Plan	Company Premium Payments for Long-Term Disability Insurance	Company Premium Payments for Life Insurance
Dr. Morel	2005	$346	$17,827	$8,519	$4,874	$3,948	$1,320
	2004	319	16,067	6,698	4,874	4,100	1,320
	2003	—	14,480	—	4,874	—	145
Mr. Ellers	2005	1,230	10,374	8,519	4,874	3,478	823
	2004	1,136	9,590	6,698	4,874	3,612	799
	2003	—	8,885	—	4,874	—	145
Mr. Federici	2005	—	1,415	8,519	4,874	3,002	945
	2004	—	—	9,042	4,874	3,118	926
	2003	—	—	—	1,624	—	48
Mr. Keating	2005	—	—	9,514	—	2,627	4,905
	2004	—	—	6,698	—	2,466	4,314
	2003	—	—	—	—	2,106	3,425
Ms. Altemus	2005	624	7,869	—	4,874	3,104	683
	2004	577	7,924	—	4,874	3,223	657
	2003	—	7,365	—	4,874	—	145

For Dr. Morel, each year also includes Company-paid supplemental individual life insurance premium payments totaling $3,112 per year.

As Mr. Keating is employed overseas and is not eligible to participate in the Company’s Savings Plan and Non-Qualified Deferred Compensation Plan for Designated Officers, the Company contributes to the purchase of private retirement benefits for Mr. Keating. Company contributions were $34,303 in 2005, $44,072 in 2004 and $38,091 in 2003. In addition, due to his overseas employment, Mr. Keating is not eligible to participate in the Executive Medical Plan.

For Mr. Federici, the 2004 amount also includes Company-paid relocation expenses of $17,445 and a $29,166 relocation bonus and the 2003 amount represents Company-paid relocation expenses.

(5)          For  Mr. Keating, amounts for all columns, except the Bonus and LTIP Payouts columns, have been converted to U.S. Dollars as follows:

Year	Currency Conversion	Translation Rate
2005	Australian Dollar	.734198
	Euros	1.1842
2004	Australian Dollar	.78010
	Euros	1.3644
2003	Australian Dollar	.751998
	Euros	1.2557

(6)          For Mr. Keating, the amount includes cost-of-living allowance payments in 2005, 2004 and 2003 of $42,747, $54,920 and $47,456, respectively. The 2004 and 2003 amounts also include overseas premium payments of $22,508 and $29,293, respectively.

Performance-Vesting Share Awards

The Named Executive Officers were awarded the right to earn shares of West common stock for the 2005-2007 performance period under the 2004 Stock-Based Compensation Plan. Actual payouts of these performance-vesting shares, if any, will be determined by a non-discretionary formula based on the achievement of specified revenue growth and return-on-invested-capital targets. The payout can range from zero to 200% of the targeted amount, subject to any Plan provisions that limit individual payouts in any given performance period. The number of performance-vesting shares that the Named Executive Officers may earn at the end of the three-year performance period 01/01/05-12/31/07 is shown in the following table.

Long-Term Incentive Plan Awards in 2005

	Number of	Performance or Other Period Until	Estimated Future Payouts Under Non-stock Price-based Plans
Name	Shares, Units or Other Rights(1)	Maturation or Payout	Threshold(2) (#)	Target (#)	Maximum (#)
Dr. Morel.	*	01/01/05 - 12/31/07	18,173	25,961	51,922
Mr. Ellers	*	01/01/05 - 12/31/07	7,404	10,577	21,154
Mr. Federici	*	01/01/05 - 12/31/07	3,366	4,808	9,616
Mr. Keating	*	01/01/05 - 12/31/07	2,355	3,365	6,730
Ms. Altemus	*	01/01/05 - 12/31/07	2,020	2,885	5,770

(1)             The actual number of performance-vesting shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based on future performance.

(2)             If the Company’s minimum performance in both measures is below the threshold level, then no performance-vesting shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level, a varying amount of shares of common stock up to the maximum will be earned.

Stock Option Grants

This table shows all options to purchase our common stock granted to each Named Executive Officer in 2005 and the potential value of those grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options, as well as the fair value of the grant on the award date. The assumed annual appreciation rates of 5% and 10% are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

Option Grants in 2005

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2005	Exercise Price ($ /Share)(2)	Expiration Date	5%	10%	Grant Date Fair Value(3)
Dr. Morel.	95,183	23.33%	$24.20	4/11/15	$1,448,613	$3,671,071	$679,606
Mr. Ellers	40,000	9.80%	25.53	3/5/15	642,227	1,627,529	290,800
Mr. Federici	18,000	4.41%	25.53	3/5/15	289,002	732,388	130,860
Mr. Keating	13,000	3.19%	25.53	3/5/15	208,723	528,947	94,510
Ms. Altemus	11,000	2.70%	25.53	3/5/15	176,612	447,570	79,970

(1)          Option grants have a ten-year term and first become exercisable one year after the date of grant.

(2)          The exercise price for all stock option grants is the fair market value of our common stock on the date of grant. The exercise price (and any applicable withholding taxes) may be paid in cash, shares of common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3)          The value of the stock option grants is based on the grant date fair value estimated by the Company for financial reporting purposes ($7.14 per option for Dr. Morel and $7.27 per option for the other Named Executive Officers).

This table shows how many stock options were exercised by each of the Named Executive Officers in 2005, and the number and value (stock price less exercise price) of their unexercised options at year-end, using the closing price ($25.03) of our common stock on December 30, 2005.

Total Options Exercised in 2005

and Year-End Values

Name	Shares Acquired on Exercise (#)	Value Realized ($ )	Number of Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05 ($ )
			Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Morel	84,486	$1,204,829	556,840	337,183	$6,283,495	$2,260,689
Mr. Ellers	65,000	806,851	288,350	80,050	3,390,653	226,883
Mr. Federici	—	—	106,150	36,450	1,186,839	104,519
Mr. Keating	12,000	159,832	70,250	25,750	880,746	72,228
Ms. Altemus	19,000	244,501	63,650	21,950	761,677	62,032

Retirement Plan

The West Pharmaceutical Services, Inc. Employees’ Retirement Plan is a noncontributory, qualified defined benefit plan maintained for all eligible employees of the Company. Employees become eligible for the Retirement Plan on the first day of the month following the date the employee has completed one hour of service. The benefit formula for salaried employees is based primarily on the participant’s credited years of service and average annual compensation (including base salary, overtime, cash or stock bonuses and other cash remuneration). Average annual compensation is defined as the average of a participant’s five highest consecutive calendar years of compensation during the participant’s last ten calendar years of service or the average of a participant’s compensation for the last 60 months of service. Retirement benefits are non-forfeitable after five years of vesting service. Although age 65 is the Retirement Plan’s normal retirement age, participants who have attained age 55 and have completed 10 years of service are eligible for early retirement benefits on an actuarially reduced basis.

In 2005, the annual limit on compensation was $210,000 and the limit on annual benefit payments under a defined benefit plan was $170,000. To provide additional retirement benefits to key salaried employees, the Company maintains the West Pharmaceutical Services, Inc. Supplemental Employee Retirement Plan, a non-qualified, unfunded plan, which provides benefits in excess of those limits.

The following table illustrates estimated annual retirement benefits payable under the qualified and non-qualified plans at normal retirement (age 65). The estimated benefits are computed as straight-life annuity amounts and are stated before reduction for social security.

Retirement Plan Table

Five-Year Average Annual Earnings	Estimated Annual Retirement Benefits Years of Pension Plan Participation
	15	20	25	30	35

$200,000	$57,000	$76,000	$95,000	$100,000	$105,000
250,000	71,250	95,000	118,750	125,000	131,250
300,000	85,500	114,000	142,500	150,000	157,500
400,000	114,000	152,000	190,000	200,000	210,000
500,000	142,500	190,000	237,500	250,000	262,500
600,000	171,000	228,000	285,000	300,000	315,000
700,000	199,500	266,000	332,500	350,000	367,500
800,000	228,000	304,000	380,000	400,000	420,000
900,000	256,500	342,000	427,500	450,000	472,500
1,000,000	285,000	380,000	475,000	500,000	525,000
1,250,000	356,250	475,000	593,750	625,000	656,250
1,500,000	427,500	570,000	712,500	750,000	787,500

As of December 31, 2005, the credited full years of service for the Named Executive Officers were as follows: Dr. Morel — 13 years; Mr. Ellers — 22 years; Mr. Federici —  2 years; and Ms. Altemus — 8 years. Mr. Keating is an overseas employee and is not eligible to participate in the Company’s retirement plans.

Equity Compensation Plans

The following table sets forth information, as of December 31, 2005, about the grants of stock options, restricted stock or other rights under all of the Company’s equity compensation plans.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	3,911,041	(2)	$15.44	4,105,123	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	3,911,041		$15.44	4,105,123

(1)          These plans are: the 2004 Stock-Based Compensation Plan; the 1998 Key Incentive Compensation Plan, as amended: the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors; and the Long Term Incentive Plan. Upon adoption of the 2004 Stock-Based Compensation Plan, all other noted plans were terminated.

(2)          Includes 936,483 outstanding stock options under the 2004 Stock-Based Compensation Plan, 2,159,472 outstanding stock options under the 1998 Employee Incentive Plan, which was terminated in 2004, 147,286 outstanding options under the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors, which was terminated in 2004, as well as 667,800 outstanding stock options granted under the Long Term Incentive Plan, which was terminated in 1998. No future grants or awards may be made under the terminated plans. Does not include stock-equivalent units granted or credited to Directors under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors because such units are settled only in cash and do not involve the issuance of any option, warrant or right to acquire the Company’s common stock or other securities.

(3)          Represents 2,495,728 shares reserved under the Company’s Employee Stock Purchase Plan and 1,609,395 shares remaining available for issuance under the 2004 Stock-Based Compensation Plan. The estimated number of shares that could be issued for the current period from the Employee Stock Purchase Plan is 564,000. This number of shares is calculated by multiplying the 1,000 share per offering period per participant limit by 564, the number of current participants in the plan.

Employment and Other Agreements

Employment Agreement. In 2002, we entered into an employment agreement with Dr. Morel that provides for his employment as Chief Executive Officer. Dr. Morel’s agreement provides that he will receive an annual base salary of at least $450,000, subject to review according to the Company’s compensation-review policies, and will be eligible to participate in the Company’s annual and long-term incentive compensation programs. The Company may terminate his employment by giving two years’ prior notice, or earlier upon his death, due to a disability or for cause (as defined in the agreement). If Dr. Morel’s employment is terminated by the Company without cause, or due to death or disability, he will be entitled to receive a lump sum equal to two years’ salary and bonus. In addition, if his employment is terminated following a change in control, Dr. Morel will be entitled to receive the severance compensation described below.

Severance Agreements. We have entered into agreements with each of the Named Executive Officers that provide benefits if their employment is terminated following a change in control of the Company. These agreements are designed to assist us in attracting and retaining highly qualified executives and to help ensure that, if the Company is faced with an unsolicited tender offer proposal, our executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

Each executive is entitled to receive severance compensation under his or her agreement if, within two years following a change in control of the Company, he or she resigns following a constructive termination of his or her employment or his or her employment is terminated by the Company other than by reason of death, disability, willful misconduct or normal retirement. The agreement also permits the executive to receive severance upon a voluntary resignation taken during a one-time, 30-day period beginning 12 months following the change in control. The severance compensation includes the immediate vesting of the executive’s interest, if any, in the Company’s employee-benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following termination. If any payment or distribution by the Company under the agreements is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive from the Company a payment on an after-tax basis equal to the excise taxes imposed, and any penalties and interest.

A “change in control” under the agreements is defined generally as any such event that requires a report to the SEC, but includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company’s stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the Directors.

Each agreement contains a covenant-not-to-compete that prohibits the executive from being employed by any competitor of the Company or competing with the Company in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to holders of the Company’s common stock with the cumulative total return of the Standard & Poor’s Small Cap 600 Index and of a Company-selected peer group for the five years ended December 31, 2005. Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus the per-share price change for the period by the share price at the beginning of the period. The Company’s cumulative shareholder return is based on an investment of $100 on December 31, 2000 and is compared to the cumulative total return of the Small Cap 600 Index and peer group over the period with a like amount invested.

We selected the peer-group companies based principally on nature of business, revenues, market complexity, products and manufacturing, employee base, technology base, market share, type of customer and customer relationship. The peer-group is composed of Cambrex Corp., AptarGroup, Inc., Alaris Medical Systems, Inc., Viasys Healthcare Inc., Andrx Corp. and Nektar Therapeutics, Inc. (formerly Inhale Therapeutic Systems, Inc.).

Comparison of Five-Year Cumulative Total Return

Audit and Non-Audit Fees

The Audit Committee reappointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2005		2004

Audit Fees(1)	$1,439,800		$1,376,000
Audit-Related Fees	163,500	(2)	-0-
Tax Fees(3)	518,000		684,700
All Other Fees(4)	1,500		1,400
Total	$2,122,800		$2,062,100

(1)          Consists of fees associated with the integrated audit of the consolidated financial statements and of management’s assessment of the effectiveness of internal controls over financial reporting. Also includes, for both periods, fees associated with statutory audits, consents and the review of documents filed with the SEC.

(2)          Consists principally of due-diligence procedures in connection with acquisitions.

(3)          Includes tax compliance, tax advice and tax planning.

(4)          Consists principally of the cost of accounting research software offered by PricewaterhouseCoopers LLP.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP, our principal independent registered public accounting firm during 2005, was compatible with maintaining auditor independence.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. As part of this responsibility, the Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year for pre-approval by the Audit Committee. Those services fall within one of the four following categories:

•                  Audit Services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for subsidiaries or affiliates of the Company; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters.

•                  Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

•                  Tax Services include all services, except those specifically related to the audit of the financial statements, which are performed by the independent accounting firm’s tax personnel and may include tax planning and compliance, and review of income and other tax returns.

•                  All Other Services are those services not captured in any of the above three categories.

The Audit Committee will periodically revise the pre-approved services and may delegate pre-approval authority to one or more of its members. Such member will report any pre-approval decisions to the Committee at its next scheduled meeting. With respect to each proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation to the Committee regarding the specific services to be provided.

Audit Committee Report

Management has primary responsibility for the Company’s financial-reporting process, principles and internal controls, as well as preparation of its consolidated financial statements. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee is responsible for overseeing and monitoring the Company’s accounting and auditing process on behalf of the Board of Directors.

As part of its oversight of the Company’s financial statements, the Committee has reviewed and discussed with both management and the independent registered public accounting firm all annual and quarterly financial statements before their issuance. Management represented to the Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), including, among other things, the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent registered public accounting firm matters relating to their independence, including a review of audit and non-audit fees, and the independent registered public accounting firm provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee has discussed with the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal  controls  and the overall quality of the Company’s financial reporting. In addition, the Committee reviews with management and the independent registered public accounting firm initiatives and programs designed to strengthen the effectiveness of the Company’s internal and disclosure controls structure. In connection with its review of the Company’s 2005 audited financial statements, the Committee also reviewed and discussed with management and the independent registered public accounting firm Management’s Report on Internal Control Over Financial Reporting and the independent registered public accounting firm’s attestation of that report prior to the filing of the Company’s Annual Report on Form 10-K.

The Committee members are not employees of the Company and do not serve as accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

Taking all of these reviews and discussions into account, and subject to the limitations on the role and responsibilities of the Committee, certain of which are referred to below, the Committee recommended that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Geoffrey F. Worden, Chairman
George W. Ebright
John P. Neafsey
Patrick J. Zenner

The Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Audit Committee Report by reference therein.

Other Information

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Shareholder Proposals for the 2007 Annual Meeting

Under our Bylaws, any shareholder who desires to present a proposal for consideration at the 2007 annual meeting of shareholders must deliver timely written notice to the Company’s Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341. In lieu of delivering to the Secretary, the notice may be mailed to the Secretary by certified mail, return receipt requested, at the same address. To be timely, the notice must be received not later than December 2, 2006. The notice must contain or be accompanied by the following as to each matter the shareholder proposes to bring before the annual meeting:

•                  A brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting;

•                  The name and record address of the shareholder proposing the business as they appear on the Company’s books;

•                  The number and class of the Company’s shares beneficially owned by the shareholder; and

•                  Any material interest of the shareholder in the business.

You may obtain a copy of the Bylaw provisions relating to the requirements for making shareholder proposals or nominations by contacting the Company’s Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

ANNEX I

CORPORATE GOVERNANCE PRINCIPLES

The Board of Directors of West Pharmaceutical Services, Inc. recognizes that effective corporate governance is essential for the success of the Company. The Board also recognizes that the business, legal and social environments in which the Company operates are continually evolving. The Corporate Governance Principles articulated here are one of a group of core governance documents, which include the Company’s Articles of Incorporation, Bylaws, Board committee charters and Code of Business Conduct. Together they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure the Company’s vitality and success.

I.              Role of the Board and Director Responsibilities

A.           The Board’s Role. The Company is operated under the supervision and direction of the Board, which is elected by the shareholders. Except for matters reserved to the shareholders, the Board is the ultimate decision making body of the Company. The Board selects the Company’s Chief Executive Officer (the “CEO”) and oversees the performance of management, which is responsible for the day-to-day operation of the Company.

B.             Director Responsibilities.

1.               Directors must exercise their business judgment and act in good faith in what they reasonably believe to be the best interests of the Company. While directors must fulfill their responsibilities consistent with their fiduciary duties to the Company and to its shareholders, in compliance with all applicable laws and regulations, they may also take into account the interests of other constituencies, including employees, customers, suppliers and the communities in which the Company operates. In performing their oversight responsibilities, directors may rely on the Company’s senior executives and outside advisors and auditors.

2.               Directors are expected to become familiar with the Company’s business, the factors that drive the business and the Company’s public disclosures.

3.               Directors are expected to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and board committee member.

4.               Directors are expected to review in advance of Board meetings any preparatory materials provided to them, and to attend all regularly scheduled Board and committee meetings, unless prevented from doing so by special circumstances.

C.             Management Performance and Succession. The Board is responsible for the development of succession plans for the CEO and certain other key senior management positions. The CEO assists the Board by providing assessments of possible candidates for those positions as part of the succession planning process. The performance of the CEO is reviewed annually by the Board.

D.            Independent Advisors. The Board and its committees may hire independent legal, financial and other advisors and experts as they deem necessary.

II.            Board Composition and Director Qualifications

A.           Board Membership Qualifications.

1.               The Board strives in its membership profile to have a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the Board’s and the Board committees’ responsibilities.

2.               Each director must, in the judgment of the Nominating and Corporate Governance Committee (“NCGC”):

(i)                             Have high standards of integrity and commitment, and exhibit independence of judgment;

(ii)                          Be willing to ask hard questions of management and be able to work well with others;

(iii)                       Be willing and able to devote sufficient time to the affairs of the Company;

(iv)                      Be free of any disabling conflict; and

(v)                         Have sufficient time to devote to the responsibilities of serving on the Board.

3.               The NCGC is responsible for articulating, refining and recommending to the full Board specific criteria for board membership to supplement the general criteria set forth in these Principles.

B.             Independent Directors.

1.               The Board intends that a substantial majority of the directors be independent. The Company uses the New York Stock Exchange listing standards criteria as its basic standards of independence. The Board annually reviews whether directors qualify as independent under these standards.

2.               In addition, each director must disclose to the Board any other circumstances that he or she believes could pose a conflict, including any consulting or personal services contracts between the director and the Company and any Company contributions to charitable institutions with which the director has significant affiliations. The Board determines, in its business judgment, whether a conflict or impairment of independence exists as a result of these circumstances.

3.               Independent directors will meet in regularly scheduled executive sessions at such times as determined by the Chairman, Independent Directors.

C.             Committee Qualification Requirements.

1.               Only independent directors may serve on the Audit, Compensation and Nominating and Corporate Governance committees. Each member of the Audit Committee must meet the additional requirements of the NYSE listing standards and any legal requirements for members of this committee.

2.               Each member of the Compensation Committee must, in addition to being independent, meet the requirements of Section 162(m) of the Internal Revenue Code and regulations adopted pursuant to that statute.

D.            Nominating Directors.

1.               The NCGC is responsible for identifying, evaluating and recommending candidates for election to the Board by the shareholders at their annual meeting and, as appropriate, by the Board itself between such meetings.

2.               The invitation to join the Board should be extended by the Board itself, through the Chairman, Independent Directors, and/or the Chairman of the NCGC.

3.               With respect to directors standing for re-election, the NCGC annually evaluates each director before deciding whether to recommend the director for inclusion on the slate of nominees to be submitted to the shareholders. The Board believes term limits may cause the loss of experience and expertise that are critical to the operation of the Board. Therefore, no mandatory term limits are recommended.

4.               No director will be nominated for election or re-election after he or she has reached age 70 at the time of nomination. All directors must submit their resignation on their 71st birthday, and employee directors must submit their resignation on termination of employment. The Board may make individual exceptions to this policy to allow the retiring or terminating director to serve up to an additional year.

E.              Change in Principal Employment or Career of Director. When a director has a significant change in principal employment or career, the director must submit his or her resignation to the NCGC, which will then be responsible for recommending to the Board whether or not to accept the resignation.

F.              Service by Directors on Other Boards of Publicly Traded Companies. Directors are expected not to undertake commitments as directors of other publicly traded companies that could impair their ability to devote sufficient time and attention to the Company’s board responsibilities. The Board has a policy according to which prospective directors may not sit on the boards of more than four other publicly held companies while they serve as a director of the Company.

III.           Board Organization and Leadership

A.           Board Size. The Board believes that generally 8 to 12 directors is an appropriate size. The Board recognizes, however, that at times more than 12 directors may be appropriate to accommodate the availability of one or more outstanding candidates or to ensure that particular expertise or backgrounds are represented on the Board.

B.             Board Leadership. The Board will elect a Chairman, Independent Directors who has the following responsibilities:

(i)                     Call meetings of the independent directors whenever he or she deems appropriate and preside at all such meetings;

(ii)                  Confer with the CEO to review and finalize board agenda items, meeting schedules, presentations and other communications;

(iii)               Act as chairman for Board discussion on any subject where the CEO would not, in the judgment of the Chairman, Independent Directors, be the appropriate person to chair such discussion; and

(iv)              Serve as principal liaison between the CEO and the independent directors.

C.             Number and Structure of Committees. The Board currently has four standing committees:  Audit, Compensation, Finance and Nominating and Corporate Governance. The Audit, Compensation and NCGC committees are composed solely of independent directors. Each committee has a charter that articulates its duties and scope of action. The chairman of each committee reports to the full Board on the committee’s proceedings, and each committee conducts an annual evaluation of its performance. The Board may establish additional committees as it deems necessary or appropriate.

D.            Assignment and Rotation of Committee Members. After considering the requests of the various board members and after consultation with the CEO, the NCGC is responsible for proposing committee assignments for each director. The appointment of committee members will be made by the Board. The Board will consider rotating the committee members every five years, if not earlier, but such rotation will not be mandatory as the needs of the Company at any particular time may necessitate non-rotation.

E.              Director Access to Management. Directors, individually and as a group, have full and free access to communicate with the Company’s management. Members of senior management attend Board and committee meetings as required and are available for consultation upon a director’s request.

IV.           Board Compensation

A.           Board Compensation Policy and Review. The Board believes that directors’ total compensation should be at levels comparable to those paid by other U.S. companies with which the Company would potentially be competitive in attracting and retaining directors and that a meaningful portion of a director’s compensation should be provided in, or based on, the Company’s common stock. The NCGC reviews annually the Board’s compensation policies and compensation levels, employing experts as it deems necessary. The NCGC recommends changes, if appropriate, to the Board for its consideration and decision. The Company’s practices with respect to Board compensation are detailed in its annual Proxy Statement.

B.             Stock Ownership by Directors. Directors are expected to acquire within three years of appointment, and to retain during their tenure on the Board, shares of the Company’s common stock equal in value to at least three times the amount of the annual retainer.

V.            Meeting Procedures

A.           Selection of Agenda Items. The CEO and the Chairman, Independent Directors are responsible for creating the agenda for each Board meeting. Each independent director may reasonably require inclusion of particular items on the agenda.

B.             Separate Executive Meetings of Independent Directors. Independent directors meet in regularly scheduled executive sessions and in special executive sessions as may be called by the Chairman, Independent Directors who presides.

VI.           Director Orientation and Continuing Education

An orientation program is provided for directors who are new to the Board or who are new members of board committees. Continuing education opportunities with respect to governance responsibilities and particular issues facing directors are also available.

VII.         Standards of Conduct

The Board will review and approve the Company’s Code of Business Conduct and programs and procedures designed to ensure compliance with the Code of Business Conduct. All directors will be subject to the requirements of the Code of Business Conduct.

VIII.        Annual Evaluation

The Board conducts an annual evaluation to determine whether the Board and each of the committees are functioning effectively.

Annex II

Director Qualification Standards

Determination of Independence

To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. These determinations will be made annually prior to any slate of directors standing for election to the Board. Except as otherwise stated below, the term “Company” includes West Pharmaceutical Services, Inc. and its consolidated subsidiaries. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.               In no event will a director be considered “independent” if:

(i)             the director is, or has been within the last three years, an employee of the Company; or

(ii)          an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; or

(iii)       the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service with the Company; or

(iv)      (A) the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; or (B) the director is a current employee of such a firm; or (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; or

(v)         the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(vi)      the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

2.               No director, or immediate family member of a director, may serve as a paid consultant or advisor to the Company or to any executive officer of the Company, or may have a personal services contract with the Company or with any executive officer of the Company.

3.               Audit Committee members may not have any direct or indirect financial relationship with the Company other than as directors, and may not be affiliated persons of the Company. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors.

4.               The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and the Company’s, or the Herman O. West Foundation’s discretionary annual charitable contributions to the organization, in the aggregate, are less than $1 million or 2% of that organization’s annual revenues, whichever is greater.

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

May 2, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of 4 Class I Directors and 1 Class III Director:					2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐	FOR ALL NOMINEES	NOMINEES:
		¡	Paula A. Johnson	Class I
		¡	William H. Longfield	Class I
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Anthony Welters	Class I	This Proxy when properly executed will be voted in the manner
		¡	Patrick J. Zenner	Class I	directed herein by the undersigned shareholder. If no direction is
☐	FOR ALL EXCEPT (See instructions below)	¡	Jenne K. Britell	Class III	made, this Proxy will be voted FOR Proposal 1.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that				☐
changes to the registered name(s) on the account may not be submitted via this method.
Signature of Shareholder				Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or gurdian, please give full title as such. If the signer is a corporation, please sign corporate name by duly authorized officer, giving full  title as such. If signer is a partnership, please sign in partnership name by authorized person

PROXY

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive, Lionville, Pennsylvania 19341

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 24, 2006, at the Annual Meeting of Shareholders to be held on May 2, 2006 or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by  the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposal 1.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

May 2, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the	COMPANY NUMBER
envelope provided as soon as possible.
- OR -
INTERNET - Access “www.voteproxy.com” and	ACCOUNT NUMBER
follow the on-screen instructions. Have your proxy
card available when you access the web page.

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of 4 Class I Directors and 1 Class III Director:					2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐	FOR ALL NOMINEES	NOMINEES:
		¡	Paula A. Johnson	Class I
		¡	William H. Longfield	Class I	This Proxy when properly executed will be voted in the manner
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Anthony Welters	Class I	directed herein by the undersigned shareholder. If no direction is
		¡	Patrick J. Zenner	Class I	made, this Proxy will be voted FOR Proposal 1.
☐	FOR ALL EXCEPT (See instructions below)	¡	Jenne K. Britell	Class III

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that				☐
changes to the registered name(s) on the account may not be submitted via this method.
Signature of Shareholder				Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or gurdian, please give full title as such. If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person